Exhibit 99.1

SOURCE: CAMAC Energy Inc.

February 23, 2014 23:00 ET

CAMAC Energy Closes Allied Energy Acquisition

Pays Stock Dividend

HOUSTON, TX--(Marketwired - Feb 23, 2014) - CAMAC Energy Inc. (NYSE MKT: CAK) (JSE: CME) ("CAMAC Energy" or the "Company") announced today that it has closed the acquisition of the remaining economic interests that it did not already own in the production sharing contract covering Oil Mining Leases 120 and 121 (the "OMLs") offshore Nigeria, which include the currently producing Oyo Field, from Allied Energy Plc ("Allied").

CAMAC Energy now has operatorship and a 100% interest in 8 production and exploration licenses in 3 countries, including the OMLs, Blocks L1B and L16 onshore Kenya, Blocks L27 and L28 offshore Kenya, and Blocks A2 and A5 offshore Gambia. Total net acreage is just over 41,000 square kilometers, or approximately 10 million acres. Current net daily production is approximately 2,000 barrels of oil, and 40 million cubic feet of natural gas.

To fund the cash portion of the consideration for the transaction with Allied and a portion of anticipated capital expenditures for development of the Oyo Field, CAMAC Energy has also closed the first $135 million of a total $270 million equity investment from the Public Investment Corporation (SOC) Limited ("PIC") of South Africa. In connection with the investment by the PIC, and in addition to its current listing on the New York Stock Exchange's NYSE MKT, the Company begins trading today on the Johannesburg Stock Exchange ("JSE").

"We are pleased to announce the closing of these transformational events for our company," said Chairman and Chief Executive Officer Kase Lawal. "We are especially honored that the PIC has invested in our growth plans with confidence and we welcome them on board as a significant strategic partner on our exciting journey ahead. With 100% interest in all of our assets in Nigeria, Kenya, and Gambia, we can now focus on our drilling program to increase current production and reserves."

Further, the previously announced stock dividend equal to 1.4348 shares per share outstanding has been paid as of February 21, 2014. Following the closing of the Allied acquisition, the first $135 million PIC investment, and the stock dividend, the current total number of outstanding common shares is 1,072,892,046.

Zeona Jacobs, Director of Issuer and Investor Relations of the JSE, said, "We are pleased to see CAMAC Energy list on our main board today. The listing in Johannesburg gives CAMAC Energy a presence on Africa's biggest bourse and access to a large and diverse investor base with an array of investors looking to gain exposure to the African continent."

Sasfin Capital acted as corporate adviser and sponsor in connection with the Company's secondary listing on the JSE. Sidley Austin LLP acted as U.S. legal counsel to the Company and ENSafrica acted as South African legal counsel to the Company. Vinson & Elkins LLP acted as U.S. legal counsel to Allied. Canaccord Genuity Limited acted as financial advisor and Andrews Kurth LLP acted as legal counsel to the special committee of the Company's board of directors that considered the transactions with Allied and PIC.

About the Public Investment Corporation (SOC) Limited

The PIC is a state-owned company registered and incorporated in South Africa. Established in 1911, the PIC is one of the largest investment managers in Africa, managing assets of over US$140 billion, and manages funds on behalf of The Government Employees Pension Fund.

About CAMAC Energy

CAMAC Energy is an independent oil and gas exploration and production company focused on energy resources in Africa. Its asset portfolio consists of 8 production and exploration licenses in 3 countries covering an area of 41,000 square kilometers (~10 million acres), including existing production and other major projects offshore Nigeria, as well as exploration licenses with significant hydrocarbon potential onshore and offshore Kenya, and offshore Gambia. CAMAC Energy is headquartered in Houston, Texas and is listed on the New York and Johannesburg Stock Exchanges. For more information, visit www.camacenergy.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The Company's actual results could differ materially from those anticipated in these forward-looking statements due to a variety of factors, including the Company's ability to successfully drill, complete, test and produce the wells and prospects identified in this release, the Company's ability to continue current or anticipated levels of production, successful completion of a second investment of $135 million with PIC and risk factors discussed in the Company's periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The Company undertakes no duty to update these forward-looking statements.

The common stock being sold by CAMAC Energy Inc. has not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

CONTACT INFORMATION

Chris Heath
Director, Corporate Finance and Investor Relations
+1 713 797 2945
chris.heath@camacenergy.com

CAMAC Energy
1330 Post Oak Blvd., Suite 2250
Houston, TX 77056
www.camacenergy.com

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